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                                 ITEM 23(h)(8)

                      AMENDMENT TO PARTICIPATION AGREEMENT
                        EFFECTIVE AS OF JANUARY 1, 2000
               AMONG HARTFORD LIFE AND ANNUITY INSURANCE COMPANY,
                          ONE GROUP INVESTMENT TRUST,
                 BANC ONE INVESTMENT ADVISORS CORPORATION, AND
                    ONE GROUP ADMINISTRATIVE SERVICES, INC.



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                      AMENDMENT TO PARTICIPATION AGREEMENT

         This Amendment to the Participation Agreement is made effective as of January 1, 2000 among Hartford Life and Annuity Insurance Company (the "Company"), One Group(R) Investment Trust (the "Trust"), Banc One Investment Advisors Corporation (the "Adviser"), and One Group Administrative Services, Inc., a Delaware corporation (the "Services Company").

                             BACKGROUND INFORMATION

         1. The Trust, the Company, Nationwide Advisory Services, Inc., Nationwide Investors Services, Inc. ("Nationwide Investors"), and the Adviser entered into a Participation Agreement effective as of March 31, 1999 (the "Participation Agreement") in order to permit the Company to utilize the Trust as an investment vehicle for certain variable insurance products;

         2. Effective January 1, 2000, Nationwide Advisory Services, Inc. and Nationwide Investors will no longer serve as administrator and transfer agent, respectively to the Trust; and

         3. In order to reflect the replacement of Nationwide Advisory Services, Inc. and Nationwide Investors and the appointment of the Services Company as administrator, the parties wish to amend the Participation Agreement.


                             STATEMENT OF AGREEMENT

         The parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

         Section 1. DEFINITION OF TERMS. Unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to them in the Participation Agreement.

         Section 2. AMENDMENT TO REFLECT THE APPOINTMENT OF SERVICES COMPANY AS ADMINISTRATOR. In order to reflect the replacement of Nationwide Advisory Services, Inc. as administrator by the Services Company, all references to "Nationwide Advisory Services, Inc." in the Participation Agreement are hereby changed to "One Group Administrative Services, Inc." By execution of this Amendment, the Services Company agrees to be bound by and perform the duties and obligations specified for the Administrator in the Participation Agreement effective January 1, 2000. Notwithstanding the foregoing, the Services Company shall not be liable for losses, claims, damages, liabilities or litigation arising from the acts or omissions of Nationwide Advisory Services, Inc.

         Section 3. AMENDMENT TO REFLECT THE REPLACEMENT OF NATIONWIDE INVESTORS. In order to reflect that Nationwide Investors no longer provides transfer agency services to the Trust, all references to "Nationwide Investors Services, Inc." and "Transfer Agent" shall be deleted from the Participation Agreement, including, without limitation, Section 7.5 of the Participation Agreement.


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         Section 4. CONFORMING AMENDMENT TO SECTIONS 1.1 AND 1.3. Sections 1.1
and 1.3 of the Participation Agreement are hereby deleted in their entirety and the following new Sections 1.1 and 1.3 are substituted in their place:

                  "1.1. The Trust agrees to make available for purchase by the Company shares of the Portfolios and shall execute orders placed for each Account on a daily basis at the net asset value next computed after receipt by the Trust or its designee of such order. For purposes of this Section 1.1, the Company shall be the designee of the Trust for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Trust; provided that the Trust's designated transfer agent receives notice of such order by 9:30 a.m. (local time where the Trust processes orders) on the next following Business Day. Notwithstanding the foregoing, the Company shall use its best efforts to provide the Trust's designated transfer agent with notice of such orders by 9:00 a.m. on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the Securities and Exchange Commission, as set forth in the Trust's prospectus and statement of additional information. Notwithstanding the foregoing, the Board of Trustees of the Trust (hereinafter the "Board") may refuse to permit the Trust to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.

                  1.3. The Trust agrees to redeem for cash, on the Company's request, any full or fractional shares of the Trust held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Trust or its designee of the request for redemption. For purposes of this Section 1.3, the Company shall be the designee of the Trust for receipt of requests for redemption from each Account and receipt by such designee shall constitute receipt by the Trust; provided that the Trust's designated transfer agent receives notice of such request for redemption on the next following Business Day in accordance with the timing rules described in Section 1.1."

         Section 5. NOTICES. ARTICLE X is hereby amended by replacing the address for the Trust, the Administrator, and the Adviser with the following:

         If to the Trust:

         One Group Investment Trust
         1111 Polaris Parkway, Suite B2
         Columbus, Ohio  43240
         Attn:  Fund President

         If to the Administrator:

         One Group Administrative Services, Inc.
         1111 Polaris Parkway, Suite B2
         Columbus, Ohio  43240
         Attention:  President

         If to the Adviser:

         Banc One Investment Advisors Corporation
         1111 Polaris Parkway, Suite B2


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         Columbus, Ohio  43240
         Attention:  Peter W. Atwater

         Section 6. MISCELLANEOUS. Except as otherwise set forth herein, the Participation Agreement shall remain unchanged and in full force and effect.


         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment effective as of January 1, 2000.

         HARTFORD LIFE AND ANNUITY INSURANCE COMPANY on behalf of Itself and each of its Accounts named in Schedule A to the Participation Agreement, as amended from time to time

         By:   /s/
               ------------------------------
         Its:


         ONE GROUP(R)INVESTMENT TRUST

         By:   /s/ MARK A. BEESON
               -----------------------------
         Its:  President


         ONE GROUP ADMINISTRATIVE SERVICES, INC.

         By:   /s/ ROBERT L. YOUNG
               -----------------------------
         Its:  Vice President


         BANC ONE INVESTMENT ADVISORS CORPORATION


         By:   /s/ PETER W. ATWATER
               ----------------------------
         Its   Chief Operating Officer


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